Exhibit 99.1

IMMEDIATE RELEASE

Contact:	Susan Hardman
Intersil Investor Relations
Tel: (408) 546-3332
E-Mail: shardman@intersil.com

Intersil Corporation Announces Accelerated Vesting of Stock Options with

Exercise Price in Excess of $22

MILPITAS, CA, October 11, 2005 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog solutions, announced today it has accelerated the vesting of unvested employee stock options granted to employees and officers that had exercise prices greater than $22. This acceleration does not include options that were granted over the past 12 months. As a result, options to purchase approximately 1.8 million shares became exercisable immediately. Based on today’s closing price of $20.19, none of these options have intrinsic economic value at this time.

Options held by outside directors are excluded from the vesting acceleration. In addition, restrictions will be imposed upon the sale of any shares received through the exercise of accelerated options held by executive officers and certain other members of senior management. Those restrictions will prevent the sale of any shares received from the exercise of an accelerated option prior to the earlier of the original vesting date of the option and the individual’s termination of employment.

The vesting acceleration enables Intersil to avoid recognizing in its income statement compensation expense associated with these options in future periods, upon adoption of FASB Statement NO. 123R (Share-Based Payment) in January 2006. As a result of this change, the Company expects to reduce the after tax stock option expense it otherwise would have been required to record by approximately $19.6 million over a three year period. Approximately $11 million would be avoided in 2006.

“We believe that accelerating the option vesting will yield long term benefits as the estimated expense associated with these options under the new accounting rules would have been significant over the next three years,” stated Rich Beyer, Intersil’s CEO and president. “We do not believe that this acceleration adversely impacts our ability to retain employees as there are still a significant number of unvested option grants which are not vested that provide retention value for the future.”

About Intersil

Intersil Corporation, a NASDAQ 100 Index company, is a leader in the design and manufacture of high performance analog semiconductors. The Company’s products address three of the industry’s fastest growing markets: flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC-DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at www.intersil.com.

This release may include “forward looking statements” that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see Intersil’s Safe Harbor Forward Looking Statement disclaimer found at http://www.intersil.com/legal.asp, as well as Intersil’s SEC filings as updated from time to time, found at http://www.sec.gov.